Exhibit 3.39

CERTIFICATE OF INCORPORATION

OF

CELANESE ENGINEERING RESINS, INC.

FIRST:                    The name of the Corporation is Celanese Engineering Resins, Inc.

SECOND:               The address is of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:              The Corporation shall have the authority to issue 1,000 shares of common stock at no par value.

FIFTH:                   The name and mailing address of the sole incorporator is as follows:

Karen J. Weiner
Celanese Specialty Operations One Main Street Chatham, NJ 07928

SIXTH:                   The corporation is to have perpetual existence.

SEVENTH:             The directors of the Corporation shall have the power to adopt, repeal, or amend the By-Laws of the Corporation.

EIGHTH:                Elections of directors need not be by written ballot.  Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

I, KAREN J. WEINER, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of November, 1985.

/s/ Karen J. Weiner
Karen J. Weiner

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
CELANESE ENGINEERING RESINS, INC.

Celanese Engineering Resins, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.     That the Board of Directors of this Corporation, by unanimous written consent, adopted a resolution, proposing and declaring advisable, the following amendment to the Certificate of Incorporation of this Corporation:

RESOLVED, that, effective as of December 1, 1998, Article First of the Certificate of Incorporation of Celanese Engineering Resins, Inc., dated November 25, 1985 be amended to read as follows:

“The name of the corporation is Ticona Polymers, Inc.”

2.     That pursuant to unanimous written consent, the holder of all of the outstanding shares entitled to vote thereon voted in favor of said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3.     That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

4.     That the capital of said Corporation will not be reduced under or by reason of said amendment

IN WITNESS WHEREOF, said Celanese Engineering Resins, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by David A. Jenkins, Its President, and attested by Edmond A. Collins, its Vice President and Secretary, this 30th day of November, 1998.

CELANESE ENGINEERING RESINS, INC.

/s/ David A. Jenkins
David A. Jenkins
President

/s/ Edward A. Collins
Edward A. Collins
Vice President and Secretary